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                      [KPMG PEAT MARWICK LLP LETTERHEAD]







Arcadian Corporation
Memphis, Tennessee

Ladies and Gentlemen:

With respect to the registration statement to be filed on Form S-4, we acknowledge our awareness of the use therein of our reports dated May 14, 1996, August 14, 1996 and November 14, 1996 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,



/s/ KPMG PEAT MARWICK LLP




Memphis, Tennessee
December 12, 1996